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FORM 5
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
                                                                                                        ----------------------------
[ ] Check this box if no          U.S. SECURITIES AND EXCHANGE COMMISSION                                       OMB APPROVAL
    longer subject to                     WASHINGTON, D.C. 20549                                        ----------------------------
    Section 16. Form                                                                                     OMB Number:   3235-0362
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                          Expires: December 31, 2001
    obligations may                                                                                      Estimated average burden
    continue. See            Filed pursuant to Section 16(a) of the Securities                           hours per response......1.0
    Instruction 1(b).                        Exchange Act of 1934,                                      ----------------------------
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[X] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    HUSSEY, JEFFREY S                             F5 NETWORKS, INC. (FFIV)                      to Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  C/O F5 NETWORKS, INC.                           Number of Reporting        Month/Year             Officer (give  X Other (specify
  401 ELLIOTT AVENUE WEST                         Person (Voluntary)       SEPTEMBER 30, 2001   ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                 5. If Amendment,         CHAIRMAN OF THE BOARD & CHIEF
  SEATTLE, WA 98119                                                         Date of Original       STRATEGIST
-------------------------------------------                                  (Month/Year)          -------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                 X    Form Filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                end of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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COMMON STOCK                     12/19/00        G4     50,000      D                      2,250,000            D
                                                           (1)
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COMMON
STOCK
                                                                                             350,000            I        BY Trust

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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                          PAGE 1 OF 3 PAGES  (Over)
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED        SEC 2270 (3-99)
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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-------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership Form          11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

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Explanation of Responses:
(1) SHARES WERE GIFTED TO THE HUSSEY FOUNDATION. THE REPORTING PERSON DISCLAIMS
ANY BENEFICIAL OWNERSHIP OF THESE SHARES.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.         /s/ JEFFREY HUSSEY        12/13/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- --------
                                                                                            **Signature of Reporting Person   Date

Note. File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.




                                                                                                                           Page 2
                                                                                                                   SEC 2270 (3-99)

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